EXHIBIT 99.1
IDEX CORPORATION REPORTS FIRST QUARTER 2010 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 46 CENTS
NORTHBROOK, IL, April 19 — IDEX Corporation (NYSE: IEX) today announced first quarter 2010 results.
New orders in the quarter totaled $370 million, up 10 percent compared to the prior-year period. Sales in the quarter totaled $356 million, 9 percent higher than the prior-year period.
First quarter 2010 operating income, adjusted for restructuring related charges of $1.9 million, was $60 million and resulted in adjusted operating margin of 16.8 percent, up 410 basis points from the prior year (excluding prior year restructuring related charges) due to volume, restructuring actions, and prior year acquisition related charges. On an as-reported basis, first quarter operating income of $58 million was 48 percent higher than the prior-year period.
Excluding the impact of restructuring related charges, first quarter adjusted diluted earnings per share was 46 cents, an increase of 16 cents, or 55 percent, from the first quarter of the previous year (excluding prior year impact of restructuring related charges). On an as-reported basis, diluted earnings per share of 45 cents increased 17 cents, or 60 percent, from the first quarter of 2009.
First Quarter 2010 Highlights
•	Orders increased 10 percent compared to the prior year (+8 percent organic and +2 percent foreign currency translation).

•	Sales increased 9 percent compared to the prior year (+6 percent organic and +3 percent foreign currency translation).

•	Reported net income of $37 million was $14 million, or 62 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income of $38 million was $14 million, or 57 percent, higher than the prior year (excluding prior year restructuring charges).

•	Diluted EPS of $0.45 was 17 cents, or 60 percent, higher than the prior year. Excluding restructuring related charges, adjusted diluted EPS of $0.46 was 16 cents, or 55 percent, higher than the prior year (excluding prior year restructuring charges).

•	EBITDA of $72 million was 20 percent of sales and covered interest expense by more than 21 times.

•	Free cash flow of $20 million was 50% higher than the prior year.
“Our first quarter results reflect the return to growth in most of our end markets. The order trends within the Fluid and Metering and Heath and Science Technologies segments were particularly strong while our remaining markets performed as expected. Our cost structure allowed for strong profitability and this is reflected in a first quarter adjusted operating margin of 16.8%, which improved by 410 basis points compared to prior year. Overall, we are very pleased with the performance of the company.
Based on current outlook, our projected second quarter 2010 EPS is in the range of 45 to 47 cents on a fully diluted basis. Our outlook for the full year 2010 has improved from previous estimates; we now expect organic revenue growth in the mid-single digit range which will result in diluted EPS of $1.75 to $1.80, excluding any future restructuring related charges and any impact from the recently announced Seals, Ltd. acquisition. Our full year guidance incorporates a large DIY Dispensing order that ships entirely in the first half. Full year EPS above the top end of our range is dependent on a strong U.S. end market recovery.”

Lawrence D. Kingsley Chairman and Chief Executive Officer

First Quarter 2010 Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the first quarter of $173 million reflected a 10 percent increase compared to the first quarter of 2009 (+7 percent organic and +3 percent foreign currency translation).
•	Operating margin of 18.8 percent represented a 410 basis point improvement compared with the first quarter of 2009 primarily due to higher volume, cost reduction initiatives, and prior year acquisition related charges.
Health & Science Technologies
•	Sales in the first quarter of $88 million reflected an 18 percent increase compared to the first quarter of 2009 (+17 percent organic and +1 percent foreign currency translation).
•	Operating margin of 21.8 percent represented a 760 basis point improvement compared with the first quarter of 2009 primarily due to higher volume, cost reduction initiatives, and prior year acquisition related charges.
Dispensing Equipment
•	Sales in the first quarter of $34 million reflected a 2 percent increase compared to the first quarter of 2009 (-3 percent organic and +5 percent foreign currency translation).
•	Operating margin of 20.1 percent represented a 800 basis point improvement compared with the first quarter of 2009 primarily due to cost reduction initiatives and productivity improvement.
Fire & Safety/Diversified Products
•	Sales in the first quarter of $63 million reflected a 2 percent decrease compared to the first quarter of 2009 (-5 percent organic and +3 percent foreign currency translation).
•	Operating margin of 21.2 percent represented a 30 basis point improvement compared with the first quarter of 2009, due to cost reduction initiatives and favorable product mix.
For the first quarter of 2010, Fluid & Metering Technologies contributed 48 percent of sales and 45 percent of operating income; Health & Science Technologies accounted for 25 percent of sales and 27 percent of operating income; Dispensing Equipment accounted for 9 percent of sales and 9 percent of operating income; and Fire & Safety/Diversified Products represented 18 percent of sales and 19 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Monday, April 19th, 2010 at 10:00 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 62850085.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge		For the Quarter Ended
		March 31,			December 31,
		2010	2009	Change	2009	Change
→	Income before Taxes	$54.7	$34.1	60%	$48.8	12%
→	Depreciation and Amortization	14.3	13.6	5	14.4	(1)
→	Interest	3.4	4.8	(29)	4.0	(13)

→	EBITDA	$72.4	$52.5	38	$67.2	8

→	Cash Flow from Operating Activities	$27.1	$17.6	54%	$54.9	(51)%
→	Capital Expenditures	(7.5)	(4.9)	56	(6.7)	12
→	Excess Tax Benefit from Stock-Based Compensation	0.6	0.6	—	1.2	(55)
→
→	Free Cash Flow	$20.2	$13.3	50	$49.4	(59)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$355,598	$326,613
Cost of sales	208,057	203,419

Gross profit	147,541	123,194
Selling, general and administrative expenses	87,781	81,782
Restructuring expenses	1,867	2,251

Operating income	57,893	39,161
Other income (expense) — net	254	(191)
Interest expense	3,434	4,821

Income before income taxes	54,713	34,149
Provision for income taxes	18,088	11,544

Net income	$36,625	$22,605

Earnings per Common Share:

Basic earnings per common share (a)	$0.45	$0.28

Diluted earnings per common share (a)	$0.45	$0.28

Share Data:

Basic weighted average common shares outstanding	80,080	79,513

Diluted weighted average common shares outstanding	81,509	80,219
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$71,388	$73,526
Receivables — net	206,387	183,178
Inventories	166,211	159,463
Other current assets	40,847	35,545

Total current assets	484,833	451,712
Property, plant and equipment — net	173,774	178,283
Goodwill and intangible assets	1,434,871	1,461,799
Other noncurrent assets	7,061	6,363

Total assets	$2,100,539	$2,098,157

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$81,386	$73,020
Accrued expenses	99,986	98,730
Short-term borrowings	2,609	8,346
Dividends payable	—	9,586

Total current liabilities	183,981	189,682
Long-term borrowings	383,098	391,754
Other noncurrent liabilities	243,446	248,617

Total liabilities	810,525	830,053
Shareholders’ equity	1,290,014	1,268,104

Total liabilities and shareholders’ equity	$2,100,539	$2,098,157

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009

Fluid & Metering Technologies
Net sales	$172,877	$157,018
Operating income (b)	32,510	23,140
Operating margin	18.8%	14.7%
Depreciation and amortization	$8,022	$7,769
Capital expenditures	3,608	2,557

Health & Science Technologies
Net sales	$87,522	$74,188
Operating income (b)	19,115	10,507
Operating margin	21.8%	14.2%
Depreciation and amortization	$3,515	$3,513
Capital expenditures	1,464	1,262

Dispensing Equipment
Net sales	$33,554	$32,873
Operating income (b)	6,754	3,979
Operating margin	20.1%	12.1%
Depreciation and amortization	$1,033	$784
Capital expenditures	213	218

Fire & Safety/Diversified Products
Net sales	$63,401	$64,982
Operating income (b)	13,423	13,571
Operating margin	21.2%	20.9%
Depreciation and amortization	$1,452	$1,280
Capital expenditures	864	822

Company
Net sales	$355,598	$326,613
Operating income (c)	59,760	41,412
Operating margin	16.8%	12.7%
Depreciation and amortization (d)	$14,284	$13,594
Capital expenditures	7,350	5,152

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Group operating income excludes unallocated corporate operating expenses and restructuring-related charges.

(c)	Company operating income excludes restructuring-related charges

(d)	Excludes amortization of debt issuance expenses.